Exhibit 99.1

Company Contact:

John Batty

Senior Vice President & CFO

Credence Systems Corporation

Phone: 408-635-4352

FAX: 408-635-4986

E-mail: john_batty@credence.com

Lavi Lev Appointed Chief Executive Officer

of Credence Systems Corporation

MILPITAS, Calif., December 7, 2006 — Credence Systems Corporation (Nasdaq: CMOS), a leading provider of test solutions from design-to-production for the worldwide semiconductor industry, today announced the appointment of Lavi Lev as President and Chief Executive Officer. Mr. Lev succeeds Dave Ranhoff who has stepped down.

Mr. Lev has more than twenty years of experience in the design tool and semiconductor industries at companies including National Semiconductor, Intel, Sun Microsystems, Silicon Graphics, MIPS Technologies and Cadence. He most recently served as the Executive Vice President and General Manager of the Products and Solution business at Cadence Design Systems, Inc. where he had responsibility for Cadence’s worldwide product portfolio.

“Lavi Lev is the right person to lead Credence at this time as it begins it’s next phase of development” said Dave House, executive chairman of Credence Systems Corporation. “While Dave Ranhoff successfully completed the integration of recent acquisitions and aligned the company on a profitable business model, it is now time to focus on the next phase, that of building the products that will expand our businesses. Lavi’s background in both the design tool and semiconductor businesses and his experience in product development, management and business development will serve Credence’s customers, employees and investors well as we address the design-to-production test challenges faced by our customers today.”

About Credence

Credence Systems Corporation (Nasdaq: CMOS) is a leading provider of debug, characterization and ATE solutions for the global semiconductor industry. With a commitment to applying innovative technology to lower the cost-of-test, Credence delivers competitive cost and performance advantages to integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test (OSAT) suppliers and fabless chip companies worldwide. A global, ISO 9001-certified company, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

Forward-Looking Statements

This release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding serving Credence’s customers, employees and investors well as the company addresses its design-to-production test challenges. These forward-looking statements involve important factors that could cause our actual results to differ materially from those in the forward-looking statements. Such important factors involve risks and uncertainties including, but not limited to, the failure of Credence to meet the design-to-production test challenges. Reference is made to the discussion of risk factors detailed in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and 10-Q. All projections in this release are based on limited information currently available to us, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, since we are only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.